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Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center, Suite 400
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August 26, 2022

Board of Trustees
Allspring Funds Trust
525 Market Street
San Francisco, California 94105

Re: Agreement and Plan of Reorganization, dated July 6, 2022 (the “Agreement”), by and between the Allspring Funds Trust, a Delaware statutory trust (the “Acquiring Trust”), on behalf of its investment portfolios listed on Exhibit A attached hereto (each portfolio, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and Allspring Funds Trust, a Delaware statutory trust (the “Acquired Trust”), on behalf of its investment portfolios listed on Exhibit A attached hereto (each portfolio an “Acquired Fund” and collectively, the “Acquired Funds”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of each Acquired Fund pursuant to which: (i) each Acquired Fund will transfer of all of its assets, property and goodwill in exchange for Class A shares, Class C shares, Class R4 shares, Class R6 shares, or Administrator Class shares, as applicable (collectively, “Acquiring Fund Shares”), which are voting securities, of each corresponding Acquiring Fund set forth opposite of the Acquired Fund and share class listed on Exhibit A (each such pair of Acquired Fund and its corresponding Acquiring Fund, a “Corresponding Acquired Fund” or “Corresponding Acquiring Fund” as appropriate); (ii) each Corresponding Acquiring Fund will assume all of the liabilities of each Corresponding Acquired Fund; and (iii) each Acquired Fund will distribute Corresponding Acquiring Fund Shares to the holders of Class A shares, Class C shares, Class R shares, Class R4 shares, Class R6 shares, or Administrator Class shares of the Corresponding Acquired Fund, which are voting securities of the Corresponding Acquired Fund; and (iv) each Acquired Fund will completely liquidate, all pursuant to the terms and conditions set forth in the Agreement (such transaction, the “Reorganization”).

In rendering our opinion, we have reviewed and relied upon, with your permission (without any independent investigation or review thereof, other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”): (i) a copy of the executed Agreement, dated July 6, 2022; (ii) the combined prospectus/proxy statement (the “Proxy/Prospectus”) provided to shareholders of the Acquired Fund; (iii) certain representations concerning the Reorganization made to us by the Acquired Trust, on behalf of each Acquired Fund, and the Acquiring Trust, on behalf of each Acquiring Fund, in letters dated August 26, 2022, (the “Representation Letters”); (iv) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (v) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that all parties will comply with the covenants and warranties set forth in the Documents and (vii) that the Reorganization will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

For purposes of this opinion, we have assumed that each Acquired Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, and based upon the statements in the Representation Letters for the Acquired Funds and the Acquiring Funds, it is our opinion, with respect to each Reorganization, that for federal income tax purposes:

1.	The acquisition by each Acquiring Fund of all of the assets of the Corresponding Acquired Fund in exchange for Corresponding Acquiring Fund Shares and the assumption by the such Acquiring Fund of all of the liabilities of the Corresponding Acquired Fund, followed by the distribution by the Corresponding Acquired Fund to its shareholders of such Acquiring Fund Shares in complete liquidation of the Corresponding Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Corresponding Acquired Fund and the Corresponding Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Corresponding Acquired Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Corresponding Acquiring Fund in exchange solely for the Corresponding Acquiring Fund Shares and the assumption of all of the liabilities of the Corresponding Acquired Fund pursuant to Section 361(a) and Section 357(a) of the Code.

3.	No gain or loss will be recognized by the Corresponding Acquiring Fund upon their receipt of all of the assets of the Corresponding Acquired Fund in exchange solely for the assumption of all of the liabilities of the Corresponding Acquired Fund and issuance of the Corresponding Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

4.	No gain or loss will be recognized by the Corresponding Acquired Fund upon the distribution of the Corresponding Acquiring Fund Shares by the Corresponding Acquired Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

5.	The tax basis of the assets of the Corresponding Acquired Fund received by the Corresponding Acquiring Fund will be the same as the tax basis of such assets to the Corresponding Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

6.	The holding periods of the assets of the Corresponding Acquired Fund in the hands of the Corresponding Acquiring Fund will include the periods during which such assets were held by the Corresponding Acquired Fund pursuant to Section 1223(2) of the Code.

7.	No gain or loss will be recognized by the shareholders of the Corresponding Acquired Fund upon the exchange of all of their Corresponding Acquired Fund Shares for the Corresponding Acquiring Fund Shares pursuant to Section 354(a) of the Code.

8.	The aggregate tax basis of the Corresponding Acquiring Fund Shares to be received by each shareholder of the Corresponding Acquired Fund will be the same as the aggregate tax basis of Corresponding Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.	The holding period of Corresponding Acquiring Fund Shares received by a shareholder of the Corresponding Acquired Fund will include the holding period of the Corresponding Acquired Fund Shares exchanged therefor, provided that the shareholder held Corresponding Acquired Fund Shares as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

10.	For purposes of Section 381 of the Code, the Corresponding Acquiring Fund will succeed to and take into account as of the date of the transfer, as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Corresponding Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

This opinion is limited to the issues set forth above and does not address any other tax issues, including without limitation, the following: (1) the effect of any Reorganization on (i) the Acquired Funds and the Acquiring Funds (together, the “Funds”) (w) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (x) with respect to any stock held of a controlled foreign corporation as defined in Section 957(a) of the Code, (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code, or (z) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code, or (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting and (2) any other federal, state, local or foreign tax issues of any kind.

This opinion is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes or that such changes may not adversely affect the conclusion expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganizations or any other transactions.

This opinion is being provided solely for the benefit of the Funds. No other person or party shall be entitled to rely on this opinion.

Our opinion is conditioned upon the performance by the Acquired Trust, on behalf of the Acquired Funds, and the Acquiring Trust, on behalf of the Acquiring Funds, of their undertakings, responsibilities and obligations set forth in the Agreement and the truth and correctness of the representations and statements set forth in the Representation Letters. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to any other tax consequences, whether federal, state, local or foreign, with respect to (i) any Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of any Reorganization on any other transaction and/or the effect, if any, of any such other transaction on a Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Prospectus/Proxy Statement of the Acquiring Funds on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

EXHIBIT A CHART OF REORGANIZATIONS
Acquired Fund and Share Class	Acquiring Fund and Share Class
Allspring Target Today Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target Today Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2010 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target Today Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2015 Fund Class A Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2015 Fund Class A Class A Class R4 Class R6 Administrator Class

Allspring Target 2020 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2020 Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2025 Fund Class A Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2025 Fund Class A Class A Class R4 Class R6 Administrator Class
Allspring Target 2030 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2030 Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2035 Fund Class A Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2035 Fund Class A Class A Class R4 Class R6 Administrator Class
Allspring Target 2040 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2040 Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2045 Fund Class A Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2045 Fund Class A Class A Class R4 Class R6 Administrator Class
Allspring Target 2050 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2050 Fund Class A Class C Class A Class R4 Class R6 Administrator Class
Allspring Target 2055 Fund Class A Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2055 Fund Class A Class A Class R4 Class R6 Administrator Class
Allspring Target 2060 Fund Class A Class C Class R Class R4 Class R6 Administrator Class	Allspring Dynamic Target 2060 Fund Class A Class C Class A Class R4 Class R6 Administrator Class